May 12, 2021

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Media Relations
(206) 304-0008
newsroom@alaskaair.com

Alaska Airlines announces plans for fleet growth and route expansion
Orders for 30 additional mainline and regional aircraft for flying after recovery;
Belize becomes newest international destination added for leisure travelers

SEATTLE — With recovery on the horizon, Alaska Airlines is taking advantage of strategic opportunities by adding 30 mainline and regional aircraft to fulfill capacity needs in the years ahead. And as more travelers search for additional leisure getaways, Alaska will begin flying to Belize City, Belize.

Growing the Alaska Air Group fleet

Alaska expects domestic travel to return to pre-COVID levels by the summer of 2022, which will require more aircraft across Air Group. To prime the airline for growth, Alaska is taking the following actions:
•Adding 17 new Embraer 175 jets to the regional fleet in 2022 and 2023 – nine to be operated by Horizon Air and eight by SkyWest.
•Exercising options for 13 Boeing 737-9 MAX deliveries in 2023 and 2024.
The 17 regional aircraft additions grow Air Group’s regional fleet to 111 planes: 71 at Horizon and 40 with SkyWest. Horizon will receive its nine additional E175s in the next two years: five scheduled for delivery in 2022 and four in 2023. This is in addition to three existing firm E175 orders to be operated by Horizon. All eight SkyWest aircraft will enter service for Alaska in 2022.

“Regional aircraft play a huge role in Alaska’s growing network,” said Nat Pieper, senior vice president of fleet, finance and alliances. “As our network expands, regional aircraft connect smaller communities to our larger hubs providing critical feed to assist in the development of new markets.”

Alaska announced a restructured agreement with Boeing in December 2020 to acquire 68 737-9 MAX aircraft between 2021 to 2024, with options for another 52 deliveries between 2023 and 2026. The airline will accept the first 13 options over two years: nine in 2023 and four in 2024.

“We are excited to exercise options for more 737-9s just months after committing to 68 firm deliveries. It’s another indication that we’re ready for growth,” added Pieper.

Alaska adds Belize to its international destinations

Alaska also announced today new nonstop service to Belize City, Belize, in Central America from the West Coast. Belize will be the fourth country Alaska flies to from its West Coast hubs, joining Canada, Mexico and Costa Rica. Routes and schedules to Belize will be announced when ticket sales begin in early June.

“Our guests are eager for more eco-friendly leisure destinations, especially as they get vaccinated, and we’re ready to offer them terrific options,” said Brett Catlin, Alaska Airlines vice president of network and alliances. “Belize offers an unbeatable mix of sensational beaches, iconic cays and rich heritage.”

Alaska is now a member of the oneworld global alliance. With oneworld and our additional airline partners, guests can travel to as many as 1,000 destinations around the world. Along the way, flyers can earn and redeem miles with Alaska’s highly-acclaimed Mileage Plan program.

About Alaska Airlines
Alaska Airlines and its regional partners serve more than 120 destinations across the United States and to Mexico, Canada and Costa Rica. The airline emphasizes Next-Level Care for its guests, along with providing low fares, award-winning customer service and sustainability efforts. On March 31, 2021, Alaska became the 14th member of oneworld. With the global alliance and Alaska Airlines' additional partners, guests can travel to more than 1,000 destinations on more than 20 airlines while earning and redeeming miles on flights to locations around the world. Learn more about Alaska at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).